Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 29, 2013, with respect to the consolidated financial statements of NTN Buzztime, Inc. and Subsidiaries for the years ended December 31, 2012 and 2011, which appears in NTN Buzztime Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 20, 2013